EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

AMPHENOL ANNOUNCES THE

APPOINTMENT OF CRAIG A. LAMPO

AS CHIEF FINANCIAL OFFICER AND

THE APPOINTMENT OF

DIANA G. REARDON TO BOARD OF DIRECTORS

Wallingford, Connecticut. July 21, 2015.  Amphenol Corporation (NYSE:APH) today announced the successful completion of the transition previously announced on April 30, 2015 of Craig A. Lampo to the position of Senior Vice President and Chief Financial Officer, succeeding Diana G. Reardon who will continue with the Company as a Senior Advisor.

Amphenol Corporation also announced today an increase in the size of its Board of Directors from nine to ten members and the appointment of Diana G. Reardon to the Board.  Ms. Reardon, age 56, has been an employee of the Company for approximately 27 years, serving as Chief Financial Officer and Senior Vice President and later Executive Vice President since 2004.  Prior to that, she served as Controller and

Treasurer of the Company.  Ms. Reardon is a certified public accountant having worked for Price Waterhouse after graduating from the University of Connecticut.

Amphenol Chairman, Martin H. Loeffler, stated, “We are very pleased that Diana Reardon has accepted our invitation to join the Amphenol Board of Directors.  Diana will be an outstanding addition to our Board.  She has intimate knowledge of the strategy, business and finances of the Company gained during her more than 27 years with Amphenol.  During her tenure as Chief Financial Officer, she has been an excellent steward of the Company’s financial condition, helping to put the Company in a superb position to continue to pursue sustained industry-leading growth and profitability and thereby create significant shareholder value.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.